EXHIBIT 99.1

Contacts:

Caraco Pharmaceutical - Daniel Movens- P: (313) 871-8400

Caraco Pharmaceutical – Thomas Versosky - P: (313) 556-4150

FOR IMMEDIATE RELEASE

Caraco Pharmaceutical Laboratories, Ltd. Announces a Nationwide Voluntary Recall of All Lots of Digoxin Tablets Due to Size Variability

DETROIT, March 31, 2009 -- Caraco Pharmaceutical Laboratories, Ltd. (NYSE AMEX: CPD), a generic pharmaceutical company, announced today that all tablets of Digoxin, USP, 0.125 mg, and Digoxin, USP, 0.25 mg, distributed prior to March 31, 2009, which are not expired and are within the expiration date of September, 2011, are being voluntarily recalled to the consumer level. The tablets are being recalled because they may differ in size and therefore could have more or less of the active ingredient, digoxin. The recalled tablets were manufactured by Caraco Pharmaceutical Laboratories, Ltd. This recall is being conducted with the knowledge of the Food and Drug Administration.

Digoxin is a drug product used to treat heart failure and abnormal heart rhythms. It has a narrow therapeutic index and the existence of higher than labeled dose may pose a risk of digoxin toxicity in patients with renal failure. Digoxin toxicity can cause nausea, vomiting, dizziness, low blood pressure, cardiac instability, and bradycardia. Death can also result from excessive digoxin intake. A lower than labeled dose may pose a risk of lack of efficacy potentially resulting in cardiac instability. Consequently, as a precautionary measure, Caraco is recalling these tablets to the consumer level to minimize any potential risk to patients.

Consumers with the products with the following NDC codes that are within expiration should return these products to their pharmacy or place of purchase.

Product Identification

Caraco Digoxin 0.125 mg is a scored round biconvex yellow tablet imprinted with “437”

NDC Numbers:

Digoxin Tablets, USP, 0.125 mg

57664-437-88 (100-count)

57664-437-18 (1000-count)

Caraco Digoxin 0.25 mg is a scored round biconvex white tablet imprinted with “441” Digoxin Tablets, USP, 0.25 mg 57664-441-88 (100-count) 57664-441-18 (1000-count)

Patients using Caraco’s Digoxin tablets, USP, 0.125 mg or 0.25 mg, who have medical questions should contact their healthcare provider for additional instructions or guidance.

Retailers who have this product should return the product to their place of purchase. Retailers can call Caraco customer service at (800) 818-4555, Monday through Friday, 8:00 a.m. – 5:00 p.m. EST, for instructions on how to return the affected product or for any other inquiries related to this action.

Any adverse reactions experienced with the use of all affected product, and/or quality problems should also be reported to the FDA’s MedWatch Program by phone at 1-800-FDA-1088, by Fax at 1-800-FDA-0178, by mail at Med Watch, FDA, 5600 Fishers Lane, Rockville, MD 20852-9787, or on the MedWatch website at www.fda.gov/medwatch.

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures, markets and distributes generic and private-label pharmaceuticals to the nation's largest wholesalers, distributors, drugstore chains and managed care providers.

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission and include, but are not limited to: information of a preliminary nature that may be subject to adjustment, potentially not obtaining or delay in obtaining FDA approval for new products, governmental restrictions on the sale of certain products, development by competitors of new or superior products or less expensive products or new technology for the production of products, the entry into the market of new competitors, market and customer acceptance and demand for new pharmaceutical products, availability of raw materials, timing and success of product development and launches, dependence on few products generating majority of sales, product liability claims for which the Company may be inadequately insured, and other risks identified in this report and from time to time in our periodic reports and registration statements. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.

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